Exhibit 99.2



                                                                  PRESS RELEASE

CONTACT:              MARTIN M. SHEA                       FOR IMMEDIATE RELEASE
                      TRIARC COMPANIES, INC.
                      212/451-3030

                         TRIARC TO SELL C.H. PATRICK TO B.F. GOODRICH


NEW YORK, New York -- December 9, 1997 -- Triarc Companies, Inc. (NYSE:TRY) announced today that it has entered into a definitive agreement to sell the stock of C.H. Patrick & Co., Inc., its dyes and specialty chemicals subsidiary, to The B.F. Goodrich Company (NYSE:GR) for $72 million in cash, subject to certain post-closing adjustments. Triarc has previously disclosed that it was considering strategic alternatives for C.H. Patrick. The closing of this transaction, which is expected to occur later this month or early next year, is subject to customary conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Nelson Peltz, chairman and chief executive officer of Triarc said, "We are very pleased with this sale as it allows us to focus on our consumer businesses. Our goal was to place C.H. Patrick and its employees with a purchaser committed to specialty chemicals. With this transaction, we have attained that goal."

Triarc Companies, Inc., primarily a holding company, anticipates annualized sales of approximately $1 billion, with a focus in two major businesses: beverages (Snapple, Mistic, Royal Crown and Stewart's) and restaurants (Arby's). In addition, Triarc has an equity interest in liquefied petroleum gas (National Propane).
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